UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                      December 20, 2004

NRG Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15891	41-1724239

(Commission File Number)	(IRS Employer Identification No.)

211 Carnegie Center	Princeton, NJ 08540

(Address of Principal Executive Offices)	(Zip Code)

609-524-4500

(Registrant’s Telephone Number, Including Area Code)

901 Marquette Avenue, Suite 2300, Minneapolis, MN 55402

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 20, 2004, NRG Energy, Inc., or the Company, filed with the Secretary of State of the State of Delaware the Certificate of Designations of its 4.0% Convertible Perpetual Preferred Stock, or the Preferred Stock. A copy of the Certificate of Designations is attached hereto as Exhibit 3.1.

The Preferred Stock has a liquidation preference of $1,000 per share of Preferred Stock. Holders of Preferred Stock are entitled to receive, when, as and if declared by the Company’s Board of Directors, out of funds legally available therefor, cash dividends at the rate of 4% per annum, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2005. The Preferred Stock is convertible, at the option of the holder, at any time into shares of the Company’s common stock at an initial conversion price of $40.00 per share, which is equal to an approximate conversion rate of 25 shares of common stock per share of Preferred Stock, subject to specified adjustments. On or after December 20, 2009, the Company may redeem, subject to certain limitations, some or all of the Preferred Stock with cash at a redemption price equal to 100% of the liquidation preference, plus accumulated but unpaid dividends, including liquidated damages, if any, to the redemption date.

If the Company is subject to a fundamental change, each holder of shares of Preferred Stock will have the right, subject to certain limitations, to require the Company to purchase any or all of its shares of Preferred Stock at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, including liquidated damages, if any, to the date of purchase.

Each holder of Preferred Stock will have one vote for each share of Preferred Stock held by the holder on all matters voted upon by the holders of the Company’s common stock, as well as voting rights specifically provided for in the Company’s amended and restated certificate of incorporation or as otherwise from time to time required by law. In addition, whenever (1) dividends on the Preferred Stock or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (2) the Company fails to pay the redemption price on the date shares of Preferred Stock are called for redemption or the purchase price on the purchase date for shares of Preferred Stock following a fundamental change, then, in each case, the holders of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of the Company’s directors at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated or the redemption price on the Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by holders of the Preferred Stock will terminate immediately upon the termination of the rights of the holders of the Preferred Stock to vote for directors. Upon election of any additional directors, the number of directors that comprise the Company’s Board of Directors will be increased by the number of such additional directors.

The Preferred Stock will be, with respect to dividend rights and rights upon liquidation, winding up or dissolution: junior to all of the Company’s existing and future debt obligations; junior to each other class or series of the Company’s capital stock other than (1) the Company’s common stock and any other class or series of the Company’s capital stock which provides that such class or series will rank junior to the Preferred Stock and (2) any other class or series of the Company’s capital stock the terms of which provide that such class or series will rank on a parity with the Preferred Stock; on a parity with any other class or series of the Company’s capital stock the terms of which provide that such class or series will rank on parity with the Preferred Stock; senior to the Company’s common stock and any other class or series of the Company’s capital stock the terms of which provide that such class or series will rank junior to the Preferred Stock; and effectively junior to all of the Company’s subsidiaries’ (1) existing and future liabilities and (2) capital stock held by others.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number	Description
3.1	Certificate of Designations of 4.0% Convertible Perpetual Preferred Stock, as filed with the Secretary of State of the State of Delaware on December 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (Registrant)
By:	/s/ TIMOTHY W. J. O’BRIEN
Timothy W. J. O’Brien
Vice President, Secretary and General Counsel

Dated: December 27, 2004

Exhibit Index

Exhibit
Number	Document
3.1	Certificate of Designations of 4.0% Convertible Perpetual Preferred Stock, as filed with the Secretary of State of the State of Delaware on December 20, 2004.